As filed with the U.S. Securities and Exchange Commission on September 19, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FB FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	62-1216058
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

(Address, including zip code, of Principal Executive Offices)

FB Financial Corporation 2016 Incentive Plan

FB Financial Corporation 2016 Employee Stock Purchase Plan

FirstBank Preferred Equity Based Incentive Plan, as amended

FirstBank 2012 Equity Based Incentive Plan, as amended

FirstBank 2010 Equity Based Incentive Plan, as amended

(Full Titles of the Plans)

Christopher T. Holmes

Chief Executive Officer

FB Financial Corporation

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

(615) 313-0080

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kerry T. Wenzel

Kyle G. Healy

Alston & Bird LLP

One Atlantic Center

1201 W. Peachtree Street

Atlanta, Georgia 30309

Telephone: (404) 881-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (7)	Proposed maximum aggregate offering price (7)	Amount of registration fee
FB Financial Corporation Common Stock, $1.00 par value (“Common Stock”)	2,700,000(1)(6)	$19.00	$51,300,000	$5,165.91
Common Stock	2,500,000(2)(6)	$19.00	$47,500,000	$4,783.25
Common Stock	40,500(3)(6)	$19.00	$769,500	$77.49
Common Stock	760,000(4)(6)	$19.00	$14,440,000	$1,454.11
Common Stock	20,200(5)(6)	$19.00	$383,800	$38.65
Total	6,020,700			$11,519.41

(1)	Amount to be registered consists of 2,700,000 shares of Common Stock that may be issued under the FB Financial Corporation 2016 Incentive Plan (the “2016 Incentive Plan”).
(2)	Amount to be registered consists of 2,500,000 shares of Common Stock that may be issued under the FB Financial Corporation 2016 Employee Stock Purchase Plan (the “ESPP”).
(3)	Amount to be registered consists of 40,500 shares of Common Stock that may be issued under the FirstBank Preferred Equity Based Incentive Plan, as amended (the “Preferred EBI”).
(4)	Amount to be registered consists of 760,000 shares of Common Stock that may be issued under the FirstBank 2012 Equity Based Incentive Plan, as amended (the “2012 EBI”).
(5)	Amount to be registered consists of 20,200 shares of Common Stock that may be issued under the FirstBank 2010 Equity Based Incentive Plan, as amended (the “2010 EBI”).
(6)	The shares of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Company.
(7)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $19.00 per share, which is the initial public offering price per share of Common Stock set forth on the cover page of the Registrant’s prospectus dated September 19, 2016 relating to its initial public offering.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement under the Securities Act will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for any of the above-mentioned information should be directed to William E. Martin, General Counsel, at the address and telephone number on the cover page of this Registration Statement.

PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement and deemed to be a part hereof:

(1) The Registrant’s Prospectus dated September 19, 2016, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-213210), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2) The description of the Common Stock contained in the Registration Statement on Form 8-A (File No. 001-37875) filed with the Commission on September 12, 2016, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(3) All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold (except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act).

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (the “TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him, or (iii) such officer or director breached his duty of care to the corporation.

The Company’s amended and restated charter and amended and restated bylaws require it to indemnify its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and expenses reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. In addition, the Company has a directors’ and officers’ liability insurance policy which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

In addition, the Company’s amended and restated charter provides that the Company’s directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of any fiduciary duty as a director of the Company, except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA. Under the TBCA, this provision does not relieve the Company’s directors from personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, to the extent such liability arises from a judgment or other final adjudication establishing: (a) any breach of the director’s duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) any unlawful distributions. Nor does this provision eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Tennessee law. Finally, this provision does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company under any of the foregoing provisions, in the opinion of Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Finally, the Company’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. §1828(k).

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated here by this reference.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Company. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, State of Tennessee, on September 19, 2016.

FB FINANCIAL CORPORATION

By:	/s/ Christopher T. Holmes
Christopher T. Holmes
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on September 19, 2016 by the following persons in the capacities indicated.

Signatures	Title

/s/ Christopher T. Holmes Christopher T. Holmes	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ James R. Gordon James R. Gordon	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* James W. Ayers	Executive Chairman and Director

* Orrin H. Ingram	Director

* Ruth E. Johnson	Director

* Stuart C. McWhorter	Director

* By:	/s/ Christopher T. Holmes
Christopher T. Holmes
As Attorney-in-Fact

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of FB Financial Corporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333- 213210)).

4.2	Form of Amended and Restated Bylaws of FB Financial Corporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333- 213210)).

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of RSM US LLP.

23.2	Consent of Alston & Bird LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

99.1	FB Financial Corporation 2016 Incentive Plan (incorporated by reference to Exhibit 10.6 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 213210)).

99.2	FB Financial Corporation 2016 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.14 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 213210)).

99.3	FirstBank Preferred Equity Based Incentive Plan, as amended (incorporated by reference to Exhibit 10.11 of the Registrant’s Registration Statement on Form S-1 (File No. 333- 213210)).

99.4	FirstBank 2012 Equity Based Incentive Plan, as amended (incorporated by reference to Exhibit 10.12 of the Registrant’s Registration Statement on Form S-1 (File No. 333- 213210)).

99.5	FirstBank 2010 Equity Based Incentive Plan, as amended (incorporated by reference to Exhibit 10.18 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 213210)).

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